UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Q2 Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2016

Dear Stockholder:

You are cordially invited to attend this year's annual meeting of stockholders of Q2 Holdings, Inc. on June 9, 2016, at 11:00 a.m. Central Time.  The meeting will be held at our corporate headquarters located at 13785 Research Boulevard, Suite 150, Austin, Texas 78750.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.  If you attend the meeting you will have the right to revoke the proxy and vote your shares in person.  If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

Matthew P. Flake
President and Chief Executive Officer

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, June 9, 2016, at 11:00 a.m. Central Time

PLACE	Q2 Holdings, Inc. corporate headquarters, 13785 Research Boulevard, Suite 150, Austin, Texas 78750

PURPOSES	1. To elect three Class II directors to hold office for three-year terms or until their respective successors are elected and qualified, or their earlier death, resignation or removal;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

RECORD DATE
You can vote if you were a stockholder of record at the close of business on April 25, 2016. Attendance at the meeting is limited to stockholders or their proxy holders and company guests. Only stockholders or their valid proxy holders may address the meeting.

VOTING
You may vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card or by voting in person at the Annual Meeting. The proxy card describes your voting options in more detail. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

MAILING	On or about April 28, 2016, we will mail to our stockholders a copy of this Proxy Statement, a proxy card, and our 2015 Annual Report.

For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices.

By order of the Board of Directors,

Barry G. Benton
Senior Vice President, General Counsel and Secretary

April 28, 2016
Austin, Texas

IMPORTANT:  Please vote your shares by submitting a proxy by Internet, by telephone, or by completing, signing, dating and returning the enclosed proxy card. The proxy card describes your voting options in more detail.  If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2016.  We have attached a Proxy Statement and a copy of our 2015 Annual Report on Form 10-K.  A complete set of proxy materials relating to our annual meeting, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, is available on the Internet and may be viewed at www.proxyvote.com.

Attending the Meeting

The meeting will be held at Q2 Holdings, Inc.'s corporate headquarters located at 13785 Research Boulevard, Suite 150, Austin, Texas 78750.

•	Doors open at 10:30 a.m. Central Time.

•	Meeting starts at 11:00 a.m. Central Time.

•	Proof of Q2 Holdings, Inc. stock ownership and photo identification is required to attend the annual meeting.

•	The use of cameras and other recording devices is not allowed.

Questions

For Questions Regarding:	Contact:
Annual meeting	Q2 Investor Relations investorrelations@q2ebanking.com

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (worldwide) or info@amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank or other nominee

Voting for registered holders	Q2 Investor Relations investorrelations@q2ebanking.com

Voting for beneficial holders	Please contact your broker, bank or other nominee

Q2 Holdings, Inc.

Q2 HOLDINGS, INC.
13785 RESEARCH BOULEVARD
SUITE 150
AUSTIN, TEXAS 78750

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2016

The board of directors of Q2 Holdings, Inc. is soliciting your proxy for the 2016 Annual Meeting of Stockholders to be held on June 9, 2016, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This Proxy Statement and related materials are first being mailed to stockholders on or about April 28, 2016.  References in this Proxy Statement to the "Company," "we," "our," "us" and "Q2" are to Q2 Holdings, Inc. and its consolidated subsidiaries, and references to the "annual meeting" are to the 2016 Annual Meeting of Stockholders.  When we refer to the Company's fiscal year, we mean the annual period ended on December 31, 2015.  This proxy statement covers our 2015 fiscal year, which was from January 1, 2015 through December 31, 2015, or fiscal 2015. Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed by the Company with the U.S. Securities and Exchange Commission, or SEC, on February 12, 2016.

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on April 25, 2016 will be entitled to notice of and to vote at the meeting and any adjournment thereof.  At the close of business on April 25, 2016, a total of 39,227,023 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Quorum

A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting.  Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting.  Abstentions and "broker non-votes" (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on each of the three director nominees.  Each share of our common stock outstanding on the record date is entitled to one vote on each other matter.  For the election of directors, the nominees to serve as Class II directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election.  You may vote "For" or "Withhold" with respect to each director nominee.  Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors.  With respect to the other proposals, approval of the proposal requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter.

Effect of Abstentions and Broker Non-Votes

Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed "non-routine" by NYSE rules and regulations.  Broker non-votes, if any, and shares voted "Withhold" will have no effect on the election of directors. For each of the other proposals, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of these proposals, but abstentions will have the same effect as negative votes.  If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of common stock on Proposal No. 2 regarding ratification of our independent auditors, but will not be permitted to vote your shares of common stock with respect to Proposal No. 1, unless you provide instructions as to how your shares should be voted.  If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals.  Your bank or broker will vote your shares on Proposal No. 1 only if you provide instructions on how to vote by following the instructions they provide to you.  Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.  In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions.  If no choice is indicated on a signed and dated proxy card, the shares will be voted as the board recommends on each proposal as follows: "FOR" the election of each of the nominees named herein and "FOR" the ratification of the appointment of our independent auditors.  Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet.  The voting instruction form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record:  You may vote by either marking, signing and returning the enclosed proxy card or using telephone or Internet voting.  You may also vote in person at the annual meeting.

Beneficial Stockholders:  Your bank, broker or other holder of record will provide you with a voting instruction form for you to use to instruct them on how to vote your shares.  Check the instructions provided by your bank, broker or other holder of record to see which voting options are available to you.  However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid, "legal" proxy from your bank, broker or other agent.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on June 8, 2016.  Submitting your proxy by mail or telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting in person.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your proxy card or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting.  If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a "legal" proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies.  In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs for forwarding proxy and solicitation material to the beneficial owners of common stock.  We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the annual meeting.  We will report final results in a Form 8-K report filed with the SEC.

JOBS Act Explanatory Note

We are an "emerging growth company" under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a "smaller reporting company," as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an "emerging growth company" until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2019; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of three Class I directors, three Class II directors and two Class III directors.  At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date.

The term of the Class II directors, Michael J. Maples, Sr., James R. Offerdahl and R. H. "Hank" Seale, III, will expire on the date of the 2016 annual meeting.  Accordingly, three persons are to be elected to serve as Class II directors of the board of directors at the meeting.  The board's nominees for election by the stockholders to those three positions are the three current Class II members of the board of directors, Michael J. Maples, Sr., James R. Offerdahl and R. H. "Hank" Seale, III.  If elected, each nominee will serve as a director until our 2019 annual meeting of stockholders and until their respective successors are elected and qualified, or their earlier death, resignation or removal.  If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.  The proxies cannot vote for more than three persons.

The three nominees for Class II director receiving the highest number of votes of shares of common stock will be elected as Class II directors.  A "Withhold" vote will have no effect on the vote.

We believe that each of our directors has demonstrated business acumen, ethical integrity and an ability to exercise sound judgment as well as a commitment of service to us and our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF MICHAEL J. MAPLES, SR., JAMES R. OFFERDAHL AND R. H. "HANK" SEALE, III AS CLASS II DIRECTORS.  PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

The names of our directors who will continue in office until the 2017 and 2018 annual meetings of stockholders, as well as the nominees for Class II directors to be elected at this meeting, and certain information about them as of April 28, 2016 is set forth below.  Also set forth below are the specific experience, qualifications, attributes or skills that led our nominating and corporate governance committee to conclude that each person should serve as a director.

Name	Position	Age	Director Since
Class I Directors Whose Terms Expire at the 2018 Annual Meeting of Stockholders:
Michael M. Brown	Director	44	2013
Jeffrey T. Diehl	Director	46	2007
Matthew P. Flake	President, Chief Executive Officer and Director	44	2013
Class II Directors Nominated for Election at the 2016 Annual Meeting of Stockholders:
Michael J. Maples, Sr.	Director	73	2012
James R. Offerdahl	Director	59	2010
R. H. "Hank" Seale, III	Executive Chairman	53	2005
Class III Directors Whose Terms Expire at the 2017 Annual Meeting of Stockholders:
Charles T. Doyle	Director	81	2011
Carl James Schaper	Lead Independent Director	64	2011

Directors Continuing in Office until the 2018 Annual Meeting of Stockholders

Michael M. Brown has been a member of our board of directors since March 2013. Mr. Brown is a General Partner at Battery Ventures, a private equity and venture capital firm focused on technology companies, which he joined in December 1998. Mr. Brown currently serves on a number of private company boards and has previously served on several private and publicly-traded company boards. Mr. Brown was previously a member of the High Technology Group at Goldman, Sachs & Co., or Goldman, from 1996 until 1998 and worked as a Financial Analyst within Goldman's Financial Institutions Group from 1994 until 1996. Mr. Brown holds a B.S. in Finance and International Business from Georgetown University. Mr. Brown's extensive experience advising growth-stage Internet and software companies, and his financial expertise, make him a valuable member of our board of directors and compensation committee, financial audit committee, information systems audit committee, or IS audit committee, and nominating and corporate governance committee.

Jeffrey T. Diehl has been a member of our board of directors since July 2007. Mr. Diehl is the Managing Partner of Adams Street Partners, LLC, a private equity firm, which he joined as a partner in November 2000. Mr. Diehl serves as a director of Paylocity Holding Corporation, a provider of payroll and human capital management software services, and various private companies. From 1997 until 2000, Mr. Diehl served as a Principal for the Parthenon Group, a strategy consulting and principal investing firm. Mr. Diehl holds an M.B.A. from Harvard Business School and a B.S. in Finance from Cornell University. Mr. Diehl's extensive experience as an investor in, and board member of, a variety of venture and growth-oriented companies in the software, IT-enabled business services and consumer Internet/media sectors brings valuable insight to our board of directors and compensation, financial audit and nominating and corporate governance committees.

Matthew P. Flake has served as our President since March 2008, the Chief Executive Officer of Q2 Software, Inc., our sole operating subsidiary, since December 2011 and Q2 Holdings' Chief Executive Officer and a member of our board of directors since October 2013. From June 2005 until March 2008, Mr. Flake served as our Vice President of Sales. Mr. Flake previously served as a Regional Sales Director at S1 Corporation, a provider of Internet-based financial services solutions from 2002 until May 2005. Prior to that, Mr. Flake was a Regional Sales Manager for Q-Up Systems, Inc., a provider of interactive web-based solutions for community banks and credit unions from August 1999 until 2002. Mr. Flake holds a B.A. in Business from Baylor University. Mr. Flake's extensive experience in the community banking industry and his perspective as our head of sales for multiple years and current Chief Executive Officer make him a valuable member of our board of directors.

Nominees for Election to a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

Michael J. Maples, Sr. has been a member of our board of directors since February 2012. Mr. Maples held various management positions at Microsoft Corporation, a software products and services company, from April 1988 to July 1995, including Executive Vice President of the Worldwide Products Group. As a member of the Office of the President at Microsoft from 1991 to his retirement in July 1995, Mr. Maples reported directly to the Chairman. Previously, Mr. Maples served as Director of Software Strategy for International Business Machines Corp., a technology and consulting corporation. Mr. Maples currently serves on the board of directors of Lexmark International, Inc., a laser printer and enterprise software company. Mr. Maples holds an M.B.A. from Oklahoma City University and a B.S. in Electrical Engineering from the University of Oklahoma. Mr. Maples' extensive management and financial experience in technology companies and corporate governance experience through service on other boards of directors make him a valuable member of our board of directors, IS audit and compensation committees.

James R. Offerdahl has been a member of our board of directors since December 2010. Mr. Offerdahl currently serves as Chief Financial Officer of Bazaarvoice, Inc., a provider of online rating and review solutions to brands and retailers worldwide, which he joined in January 2013. Mr. Offerdahl served as the Chief Financial Officer and Vice President of Administration of Convio, Inc., a provider of on-demand constituent engagement solutions, from February 2005 until it was acquired by Blackbaud, Inc. in May 2012. From August 2001 to April 2004, Mr. Offerdahl was President and Chief Executive Officer of Traq-Wireless, Inc., a provider of on-demand mobile resource management software and services. From 1998 to 2001, Mr. Offerdahl served as Chief Operating Officer and Chief Financial Officer of Pervasive Software, Inc., a developer and marketer of data management solutions, and as Chief Financial Officer from 1996 to 1998. From 1993 to 1996, Mr. Offerdahl was the Chief Financial Officer and Vice President of Administration of Tivoli Systems, Inc., a developer and marketer of systems management software, which was acquired by International Business Machines Corp. in March 1996. Mr. Offerdahl holds an M.B.A. in Management and Finance from the University of Texas at Austin and a B.S. in Accounting from Illinois State University. Mr. Offerdahl's extensive experience managing technology and software companies, and his financial expertise, make him a valuable member of our board of directors and financial audit committee.

R. H. "Hank" Seale, III is our founder and Executive Chairman of our board of directors and has overseen our growth from inception. Mr. Seale served as our President and Chief Executive Officer from March 2005 until October 2013. Mr. Seale previously founded Q-Up Systems, Inc. in 1997, serving as Chairman and Chief Executive Officer until its sale in April 2000 to S1 Corporation. Mr. Seale served as Chief Executive Officer of S1 Corporation's Community and Regional Solutions Group from April 2000 until August 2001. In February 1991, Mr. Seale co-founded Regency Voice Systems, a provider of voice banking solutions to community banks, which was acquired by Transaction System Architects in May 1997. Mr. Seale currently serves on the board of directors of CoreTrac, Inc. and RealMassive, Inc. and is President of Seale, Inc., the general partner of R.H.S. Investments-I, L.P. Mr. Seale holds a B.S. in Agricultural Economics from Texas Tech University. Mr. Seale's perspective as our founder, former Chief Executive Officer, and a successful entrepreneur in the community banking and credit union industries make him a valuable member of our board of directors and our IS audit committee.

Directors Continuing in Office until the 2017 Annual Meeting of Stockholders

Charles T. Doyle has been a member of our board of directors since May 2011. Mr. Doyle is a former member of the board of directors of Visa Inc., Visa U.S.A., and Visa International. He also previously served on the boards of directors of a number of private companies in the payments industry. Among his many banking affiliations over the years, Mr. Doyle served as the first community banker on the Federal Advisory Council to the Board of Governors of the Federal Reserve and as a Director of the Federal Reserve Bank in Dallas, Texas. He is a past president and former member of the board of directors of Independent Community Bankers Association of America, served on the Advisory Board of the Southwestern School of Banking at Southern Methodist University, and is a former board member of the Texas Tech University School of Banking. Mr. Doyle co-founded and served six years as Chairman of ICBA Bancard, Inc., a national credit card network of community banks. He is currently the chairman emeritus of the board of directors of Texas First Bank and the chairman of the board of directors of Texas Independent Bancshares, Inc. He is also a member of the board of directors of the Independent Bankers Association of Texas Education Foundation. Mr. Doyle holds an M.B.A. from the University of Houston and a B.B.A. from the University of Oklahoma. Mr. Doyle's distinguished career in government and in the payments and banking industries makes him a valuable member of our board of directors and financial audit, IS audit and nominating and corporate governance committees.

Carl James Schaper has been a member of our board of directors since December 2011. Mr. Schaper currently serves on the board of directors of BMC Software, Inc., an IT management solutions company. Since December 2010, Mr. Schaper has served as Chairman of the board of directors of Infor Global Solutions, a provider of business software and solutions, which he founded in February 2002. Prior to that, Mr. Schaper served as Chairman, President and Chief Executive Officer of Infor from February 2002 to December 2010. Since January 2000, Mr. Schaper has been an Operating Partner of Golden Gate Capital, a private equity firm. Mr. Schaper also serves on the boards of directors of Attachmate Corp., the University of South Carolina (USC) Garnet Way Council and the USC Educational Foundation. Mr. Schaper also held the roles of Chairman and Chief Executive Officer of Primis Corporation, Chief Operating Officer of Medaphis Corporation, and Chief Operating Officer of Dun and Bradstreet Software Services, Inc. Mr. Schaper holds a B.A. in Journalism from the University of South Carolina. Mr. Schaper's extensive management experience in the software and technology marketplace provides valuable industry knowledge and management experience to our board of directors and compensation and nominating and corporate governance committees.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that each of Messrs. Brown, Diehl, Doyle, Maples, Offerdahl and Schaper is an "independent director" for purposes of the New York Stock Exchange, or NYSE, listing standards and Rule 10A-3(b)(1) under the Exchange Act as the term relates to membership on the board of directors.

For a director to be considered independent, our board of directors must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with us, other than as a director and a stockholder. NYSE listing standards set forth certain circumstances in which a director may not be deemed independent, including certain relationships that exist at the time of the determination or during the prior three years. Under these NYSE listing standards, Messrs. Flake and Seale could not be independent because they are Q2 employees.

With respect to our non-employee directors, our board of directors considered all relevant facts and circumstances in making its determinations of independence, including the following:

•	None of our non-employee directors receives any direct compensation from us other than under the director compensation plan;

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee or otherwise receives direct compensation from us;

•
No non-employee director is an employee of our independent registered public accounting firm and no non-employee director (or any of their respective immediate family members) is a current partner of our independent registered public accounting firm, or was within the last three years, a partner or employee of our independent registered public accounting firm and personally worked on our audit;

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from us;

•
None of our executive officers is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer;

•
No non-employee director (or any of their respective immediate family members) is indebted to us and we are not indebted to any non-employee director (or any of their respective immediate family members);

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from us; and

•	The transactions described below under "Certain Relationships and Related Transactions."

Board of Directors Leadership Structure

The board of directors has adopted corporate governance guidelines to promote the functioning of the board and its committees.  These guidelines address board composition, board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not contain a policy mandating the separation of the offices of the Chairman of the Board and the Chief Executive Officer, and the board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The board has chosen to separate the positions of Chairman of the Board and Chief Executive Officer. We believe this structure is optimal for us because it avoids any duplication of effort between the Chairman and the Chief Executive Officer and permits our Chief Executive Officer to focus his efforts on the day-to-day management of the Company. This separation provides strong leadership for the board and the Company through the Chairman, while also positioning our Chief Executive Officer as our leader in the eyes of our employees and other stakeholders. Our board of directors has also designated a lead independent director. The lead independent director presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate. The board may reconsider the best board leadership structure for us from time to time.

Risk Management

Our risk management function is overseen by our board of directors. Through our management reports and company policies, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our financial audit committee's, IS audit committee's and compensation committee's review of financial and other risks, we keep our board of directors apprised of material risks and provide our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us and how our management addresses those risks. Mr. Flake, as our Chief Executive Officer, works with our independent directors and with management when material risks are identified by the board of directors or management to address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors would conduct an assessment by themselves.

Executive Sessions

Non-management directors generally meet in executive session each time the board of directors holds a regularly scheduled meeting. The board's policy is to hold executive sessions without the presence of management as a part of all regular board meetings, and, in any event, at least twice during each calendar year.  The Company's Corporate Governance Guidelines provide that a non-management independent director shall be chosen to preside at each executive session.

Meetings of the Board of Directors and Committees

The board of directors held 16 meetings during the fiscal year ended December 31, 2015.  The board of directors has four standing committees:  a compensation committee, a financial audit committee, an IS audit committee and a nominating and corporate governance committee.  During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period.

The following table sets forth the standing committees of the board of directors and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Compensation	Financial Audit	Information Systems Audit	Nominating and Corporate Governance
Michael M. Brown	X	X	X	X
Jeffrey T. Diehl	X	X		X
Charles T. Doyle		X	Chair	X
Michael J. Maples, Sr.	X		X
James R. Offerdahl		Chair
Carl James Schaper	Chair			Chair
R. H. "Hank" Seale, III			X

Compensation Committee

The members of the compensation committee are Messrs. Brown, Diehl, Maples and Schaper, each of whom is a non-employee member of our board of directors.  Mr. Schaper serves as the chairperson of the compensation committee.  Our board of directors has determined that each member of our compensation committee is independent under the applicable NYSE listing standards and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

The functions of the compensation committee include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving the salaries, bonuses, incentive compensation, equity awards, benefits and perquisites of our Chief Executive Officer and our other executive officers;

•	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

•	recommending compensation programs for directors;

•	preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;

•	making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

The compensation committee and board of directors believes that attracting, retaining and motivating our employees, and particularly the company's senior management team and key operating personnel, are essential to Q2's performance and enhancing stockholder value. The compensation committee will continue to administer and develop our compensation programs in a manner designed to achieve these objectives.

The compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and recommends the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our equity compensation plans.

In October 2013, the compensation committee selected Compensia, Inc., or Compensia, to provide independent compensation consulting support. Compensia has provided market information on compensation trends and practices and makes compensation recommendations based on competitive data of a peer group of companies.  Compensia is also available to perform special projects at the compensation committee's request.  Compensia provides analyses and recommendations that inform the compensation committee's decisions, but does not decide or approve any compensation actions. As needed, the compensation committee also consults with Compensia on other compensation-related matters, which for fiscal year 2015 included a review of company-wide equity incentive plan grant practices and guidelines and assessing compensation of the board of directors. The engagement of any compensation consultant rests exclusively with the compensation committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses.

The compensation committee has assessed the independence of Compensia and concluded that no conflicts of interest exist that would prevent Compensia from providing independent and objective advice to the compensation committee.

The compensation committee held five meetings during the fiscal year ended December 31, 2015.

Financial Audit Committee

The members of the financial audit committee are Messrs. Brown, Diehl, Doyle and Offerdahl, each of whom is a non-employee member of our board of directors. Mr. Offerdahl serves as the chair of the financial audit committee. Our board of directors determined that each of Messrs. Brown, Diehl, Doyle and Offerdahl is independent under the applicable NYSE listing standards and SEC rules and regulations. Our board of directors also determined that each of Messrs. Brown, Diehl, Doyle and Offerdahl meet the requirements for financial literacy and sophistication under the applicable NYSE listing standards and SEC rules and regulations, and that Mr. Offerdahl qualifies as an "audit committee financial expert," under the applicable NYSE listing standards and SEC rules and regulations.

The functions of the financial audit committee include:

•	appointing, compensating, retaining and overseeing our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing, with our independent auditors, all critical accounting policies and procedures;

•	reviewing and discussing with management and the independent auditor our annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor;

•	reviewing with management and the independent auditor the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•
reviewing and investigating conduct alleged to be in violation of our code of conduct and establishing procedures for our receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	preparing the Report of the Financial Audit Committee required in our annual proxy statement;

•
reviewing the appointment, organization, budget, staffing and charter of the internal audit function, and the annual internal audit plan, and reviewing with management any reports of the internal audit function; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

 The financial audit committee held nine meetings during the fiscal year ended December 31, 2015.  Additional information regarding the financial audit committee is set forth in the Report of the Financial Audit Committee immediately following Proposal No. 2.

Information Systems Audit Committee

The members of the IS audit committee are Messrs. Brown, Doyle, Maples and Seale. Mr. Doyle serves as the chair of the IS audit committee.

The functions of the IS audit committee include:

•	monitoring and oversight of response to, and compliance with, regulatory requirements, requests and orders;

•	overseeing the adequacy, efficacy, and implementation of our compliance audit plan;

•	approving and overseeing our major information systems projects that establish and prioritize information systems standards and overall performance;

•	reviewing the adequacy and allocation of our information systems resources in terms of funding, personnel, equipment and service levels;

•	reviewing, discussing with management and overseeing the implementation, monitoring and testing of our information systems security program and business continuity plan; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

 The IS audit committee held four meetings during the fiscal year ended December 31, 2015.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Messrs. Brown, Diehl, Doyle and Schaper.  Mr. Schaper serves as the chairperson of the nominating and corporate governance committee. Our board of directors determined that each of Messrs. Brown, Diehl, Doyle and Schaper is independent under the applicable NYSE listing standards and SEC rules and regulations.

The functions of the nominating and corporate governance committee include:

•	assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;

•	developing, recommending and reviewing corporate governance principles applicable to us;

•	consulting with our financial audit committee regarding, and periodically reviewing, our code of business conduct and ethics;

•	assisting our board of directors in its evaluation of its performance and the performance of each of its committees; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of its charter.

The nominating and corporate governance committee held two meetings during the fiscal year ended December 31, 2015.

Director Nominations

Our nominating and corporate governance committee is responsible for, among other things, assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders.  The nominating and corporate governance committee's goal is to assemble a board that brings to our company a diversity of experience in areas that are relevant to our business and that complies with the NYSE listing standards and applicable SEC rules and regulations. While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee generally considers the diversity of nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors.  When considering nominees for election as directors, the nominating and corporate governance committee reviews the needs of the board for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee.  The nominating and corporate governance committee believes that directors must also have an inquisitive and objective outlook and mature judgment.  Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board and committee responsibilities.  Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board and applicable committee meetings.

Other than the foregoing and the applicable rules regarding director qualification, there are no stated minimum criteria for director nominees.  Under the NYSE listing standards, at least a majority of the members of the board must meet the definition of "independence" and at least one director must have accounting or related financial management expertise, as determined by the board of directors in its business judgment. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of the board of directors.

The nominating and corporate governance committee will evaluate annually the current members of the board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating and corporate governance committee will assess regularly the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for director nominations come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating and corporate governance committee at any point during the year. Such candidates are to be evaluated against the criteria set forth above. If the nominating and corporate governance committee believes at any time that it is desirable that the board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating and corporate governance committee believes it is appropriate, a third-party search firm to assist in identifying qualified candidates.

Our bylaws permit stockholders to nominate directors for consideration at an annual meeting.  The nominating and corporate governance committee will consider director candidates validly recommended by stockholders. For more information regarding the requirements for stockholders to validly submit a nomination for director, see "Stockholders Proposals or Nominations to Be Presented at Next Annual Meeting" elsewhere in this Proxy Statement.

Communications with Directors

Stockholders and other interested parties may communicate with the board of directors by mail addressed as follows:

Board of Directors of Q2 Holdings, Inc.
c/o Corporate Secretary
13785 Research Boulevard
Suite 150
Austin, Texas 78750

Please indicate on the envelope that the correspondence contains a stockholder communication. All directors have access to this correspondence. In accordance with instructions from the board, the Corporate Secretary logs and reviews all correspondence and transmits such communications to the full board or individual directors, as appropriate. Certain communications, such as business solicitations, job inquiries, junk mail, patently offensive material or communications that present security concerns may not be transmitted, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by our board of directors taking into account the directors' schedules. All directors are encouraged to attend our annual meeting of stockholders. Six of our directors attended our 2015 annual meeting of stockholders held on June 9, 2015.

Committee Charters and Code of Business Conduct and Ethics

Our board of directors has adopted a written charter for each of the compensation committee, the financial audit committee, the IS audit committee and the nominating and corporate governance committee.  Each charter is available on the investor relations section of our website at http://investors.q2ebanking.com.

We have adopted a Code of Business Conduct and Ethics, or the Code, that applies to all of our employees, officers and directors. The Code is available on the investor relations section of our website at http://investors.q2ebanking.com. A printed copy of the Code may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, Q2 Holdings, Inc., 13785 Research Boulevard, Suite 150, Austin, Texas 78750. Any substantive amendment to or waiver of any provision of the Code may be made only by the board of directors, and will be disclosed on our website as well as via any other means then required by NYSE listing standards or applicable law.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, or the Guidelines, that address the composition of the board, criteria for board membership and other board governance matters. These Guidelines are available on the investor relations section of our website at http://investors.q2ebanking.com. A printed copy of the Guidelines may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, Q2 Holdings, Inc., 13785 Research Boulevard, Suite 150, Austin, Texas 78750.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are or have been an officer or employee of Q2.  During the fiscal year ended December 31, 2015, none of our company's executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our compensation committee or board of directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP, or Ernst & Young, to serve as our independent registered public accounting firm to audit the consolidated financial statements of Q2 Holdings, Inc. for the fiscal year ending December 31, 2016.  Ernst &Young has served as our auditor since September 2013.  A representative of Ernst & Young is expected to be present at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.

The following table sets forth the aggregate fees billed by Ernst & Young for the fiscal years ended December 31, 2015 and 2014:

	Fiscal 2015	Fiscal 2014
Audit fees (1)	$722,129	$466,000
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	—
Total fees	$722,129	$466,000

(1)                                Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, consultations concerning financial reporting in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered securities offerings.

(2)                                Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees."

(3)                                Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and acquisitions.

(4)                                 All other fees consist of fees for products and services other than the services reported above.

Policy on Financial Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

The financial audit committee has determined that all services performed by Ernst & Young are compatible with maintaining the independence of Ernst & Young.  The financial audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the financial audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The independent registered public accounting firm and management are required to periodically report to the financial audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote on the matter at the annual meeting is required for approval of this proposal.  Abstentions will have the effect of a vote "against" the ratification of Ernst & Young as our independent registered public accountants. Broker non-votes will have no effect on the outcome of the vote.  Your bank or broker will have discretion to vote any uninstructed shares on this proposal.  If the stockholders do not approve the ratification of Ernst & Young as our independent registered public accounting firm, the financial audit committee will reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.  PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

REPORT OF THE FINANCIAL AUDIT COMMITTEE

The financial audit committee currently consists of four directors.  Messrs. Brown, Diehl, Doyle and Offerdahl are each, in the judgment of the board of directors, an independent director.  The financial audit committee acts pursuant to a written charter that has been adopted by the board of directors.  A copy of the charter is available on the investor relations section of our website at http://investors.q2ebanking.com.

The financial audit committee oversees our financial reporting process on behalf of the board of directors.  The financial audit committee is responsible for retaining our independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services.  The financial audit committee's specific responsibilities are set forth in its charter.  The financial audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations.  Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The financial audit committee has reviewed and discussed with management the company's audited financial statements.  The financial audit committee has also discussed with Ernst & Young LLP all matters that the independent registered public accounting firm was required to communicate and discuss with the financial audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding "Communication with Audit Committees."  In addition, the financial audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm's audit, the results of its examinations, its evaluations of the company's internal controls and the overall quality of our financial reporting.

The financial audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the financial audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the financial audit committee recommended to our board of directors that the company's audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

FINANCIAL AUDIT COMMITTEE

James R. Offerdahl, Chair
Michael M. Brown
Jeffrey T. Diehl
Charles T. Doyle

The foregoing Report of the Financial Audit Committee shall not be deemed to be incorporated by reference into any filing of Q2 Holdings, Inc. under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference in such filing and shall not otherwise be deemed "filed" under either the Securities Act or the Exchange Act or considered to be "soliciting material."

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table presents compensation information for fiscal 2015, 2014 and 2013 paid to, or earned by, our principal executive officer, for fiscal 2015 and 2014 paid to, or earned by, our chief financial officer, and for fiscal 2015 paid to, or earned by, our other most highly compensated person serving as an executive officer as of December 31, 2015. We refer to these executive officers as our "named executive officers" in this proxy statement.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation(5)	Total
Matthew P. Flake	2015	$395,000	$948,930	$921,116	$311,250	(2)	$8,083	$2,584,379
President and Chief Executive Officer	2014	343,125	—	4,058,561	268,797	(3)	8,093	4,678,576
	2013	300,000	—	—	182,850	(4)	10,042	492,892

Jennifer N. Harris (6)	2015	294,096	464,370	444,110	168,075	(2)	9,322	1,379,973
Chief Financial Officer	2014	265,000	—	1,130,521	91,391	(3)	8,593	1,495,505

John E. Breeden (7)	2015	270,012	282,660	279,625	125,736	(2)	8,547	966,580
Executive Vice President of Operations

(1)               Amounts represent the aggregate grant date fair value of stock options and stock awards granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)	Includes amounts earned under our 2015 Bonus Plan as described below.

(3)                Includes amounts earned under our 2014 Bonus Plan as described below.

(4)                 Includes amounts earned under our 2013 Executive Bonus Plan as described below.

(5)               Consists of the employer's portion of premiums paid for medical, dental, vision, short-term disability, long term disability, life and accidental death and dismemberment insurance and health savings account contributions, and for Ms. Harris and Mr. Breeden, fees for participation on certain of our employee committees.

(6)	Ms. Harris was not a "named executive officer" for fiscal 2013, and therefore only compensation paid to, or earned by, Ms. Harris in fiscal 2015 and 2014 is listed in the table above.

(7)	Mr. Breeden was not a "named executive officer" for fiscal 2014 or 2013, and therefore only compensation paid to, or earned by, Mr. Breeden in fiscal 2015 is listed in the table above.

Cash Awards under the 2013 Executive Bonus Plan

Mr. Flake participated in, and was eligible for cash awards under, our 2013 Bonus Plan, which provided for the amounts earned to be based on the following metrics: 50% bookings, 20% delivered revenue and 30% gross margin.

The bookings component consisted of monthly recurring bookings revenue based on committed or contracted levels in our customer agreements, with an exclusion for one-time services. The delivered revenue component consisted of all revenue other than monthly recurring revenue that was delivered and recognized during 2013 and included subscription, implementation and one-time services fees, but excluded any customer termination payments and changes to revenue as a result of accounting policy changes or adjustments. The gross margin component consisted of our gross margin calculated in accordance with generally accepted accounting principles, or GAAP, but excluding capitalization and amortization. These components were measured against our 2013 annual budget approved by the board of directors. The 2013 Bonus Plan provided for a single annual payout opportunity for Mr. Flake.

The payouts under the 2013 Bonus Plan were based on our performance as a company within a range of each component's target. For Mr. Flake, no incentive payment was to be earned for performance below the target minimum and the maximum bonus was to be earned at the target maximum. The range and target for each component applicable to Mr. Flake were as follows:

Achievement Level	Percentage of Bookings and Delivered Revenue Component Attained	Percentage of Gross Margin Component Attained	Corresponding Weighted Payout Percentage Per Component
Minimum	85%	90%	50%
At target	100%	100%	100%
Maximum	120%	120%	150%

In January 2014, the compensation committee modified the gross margin component of the 2013 Bonus Plan, including for Mr. Flake, to exclude certain costs incurred by us in connection with our initial public offering and one-time investments in our business.

The bonus payment as a percentage of the base salary at target of Mr. Flake established by the compensation committee for 2013 was 50%. Mr. Flake was also eligible to participate in an additional $200,000 discretionary bonus pool in the event that we achieved the target bookings, delivered revenue and gross margin metrics. The compensation committee determined these additional bonus amounts were not earned for 2013.

Cash Awards under the 2014 Bonus Plan

Mr. Flake and Ms. Harris participated in the 2014 Bonus Plan, which provided for the amounts earned to be based on the following metrics:

	Weighting of Component as a % of Bonus Payment
Component	Mr. Flake	Ms. Harris
Bookings	50%	50%
Gross Margin	50%	50%

The bookings component consisted of monthly recurring bookings revenue based on committed or contracted levels in our customer agreements, with an exclusion for one-time services. The gross margin component consisted of our gross margin calculated in accordance with GAAP, but excluding stock based compensation expenses, capitalization and amortization. The 2014 Bonus Plan provided that the bookings and gross margin components were measured against bookings and gross margin targets based on the 2014 annual budget approved by the board of directors.

The payouts under the 2014 Bonus Plan were based on our performance as a company within a range of each component's target. For Mr. Flake and Ms. Harris, no incentive payment was to be earned for performance below the target minimum and the maximum bonus was to be earned at the target maximum. The range and target for each component applicable to Mr. Flake and Ms. Harris are set forth in the following table:

Achievement Level	Percentage of Bookings and Gross Margin Component Attained	Corresponding Weighted Payout Percentage Per Component
Minimum	90%	50%
At target	100%	100%
Maximum	120%	150%

The bonus payment as a percentage of the base salary at target of each of Mr. Flake and Ms. Harris established by the compensation committee for 2014, are set forth in the following table:

Achievement Level	% Base Salary at Target
Mr. Flake	73%
Ms. Harris	32%

Cash Awards under the 2015 Bonus Plan

Each of our named executive officers participated in the 2015 Bonus Plan, which provided for the amounts earned to be based on the following metrics:

	Weighting of Component as a % of Bonus Payment
Component	Mr. Flake	Ms. Harris	Mr. Breeden
Revenue	50%	50%	40%
Individual Business Objectives	—%	—%	20%
Gross Margin	50%	50%	40%

The revenue component consisted of GAAP revenues. The gross margin component consisted of our gross margin calculated in accordance with GAAP, but excluding stock based compensation expenses, capitalization and amortization. The 2015 Bonus Plan provided that the revenue and gross margin components were measured against revenue and gross margin targets based on the 2015 annual budget approved by the board of directors. The individual business objectives component consisted of business objectives specific to the individual named executive officer and was measured based upon attainment of specified target objectives.

The payouts under the 2015 Bonus Plan were based on our performance as a company within a range of each component's target. For each of our named executive officers, no incentive payment was to be earned for performance below the target minimum and the maximum bonus was to be earned at the target maximum. The range and target for each component applicable to our named executive officers are set forth in the following table:

Achievement Level	Percentage of Revenue and Gross Margin Component Attained	Corresponding Weighted Payout Percentage Per Component
Minimum	95%	50%
At target	100%	100%
Maximum	120%	150%

The bonus payment as a percentage of the base salary at target of each of our named executive officers established by the compensation committee for 2015, are set forth in the following table:

Achievement Level	% Base Salary at Target
Mr. Flake	76%
Ms. Harris	55%
Mr. Breeden	46%

Executive Officers

The following table sets forth information regarding our executive officers as of April 28, 2016.

Name	Age	Position
Matthew P. Flake	44	Chief Executive Officer, President and Director
Jennifer N. Harris	48	Chief Financial Officer
Adam D. Anderson	44	Executive Vice President and Chief Technology Officer
John E. Breeden	43	Executive Vice President of Operations
Barry G. Benton	54	Senior Vice President, General Counsel and Secretary
William L. Furrer	48	Senior Vice President of Product
Sherri L. Manning	49	Senior Vice President of People and Places
Lorrie S. Schultz	49	Senior Vice President of Marketing
Stephen C. Soukup	48	Senior Vice President of Sales

Matthew P. Flake has served as our President since March 2008, the Chief Executive Officer of Q2 Software, Inc., our sole operating subsidiary, since December 2011 and Q2 Holdings' Chief Executive Officer and a member of our board of directors since October 2013. From June 2005 until March 2008, Mr. Flake served as our Vice President of Sales. Mr. Flake previously served as a Regional Sales Director at S1 Corporation, a provider of Internet-based financial services solutions from 2002 until May 2005. Prior to that, Mr. Flake was a Regional Sales Manager for Q-Up Systems, Inc., a provider of interactive web-based solutions for community banks and credit unions from August 1999 until 2002. Mr. Flake holds a B.A. in Business from Baylor University.

Jennifer N. Harris has served as our Chief Financial Officer since December 2013. From March 2013 to December 2013, Ms. Harris served as our Vice President and Corporate Controller. Prior to joining us, Ms. Harris was the Interim Corporate Controller for Blackbaud, Inc., a provider of software solutions to nonprofit organizations and educational institutions, from May 2012 until November 2012. From April 2005 until May 2012, Ms. Harris held various financial positions with Convio, Inc., a provider of SaaS constituent engagement solutions, most recently as Vice President, Controller and Principal Accounting Officer, from October 2010 until May 2012, when Convio was acquired by Blackbaud. From November 1998 until April 2005, Ms. Harris held a variety of financial positions with Motive, Inc., a provider of service management software for broadband and mobile data services, most recently as Director of Finance and Administration and Corporate Treasurer from April 2003 until April 2005. Ms. Harris holds a B.S. in Business from Indiana University.

Adam D. Anderson has served as our Executive Vice President since November 2011 and Chief Technology Officer since December 2010. From May 2006 until December 2010, Mr. Anderson served as our Chief Information Officer. Prior to joining us, Mr. Anderson held the position of Vice President, Engineering and Support of CipherTrust, Inc., a provider of security solutions for inbound and outbound messaging threats, from November 2003 until May 2006. From July 2001 until November 2003, Mr. Anderson served as Senior Director, Technology Services for S1 Corporation. From November 2000 until July 2001, Mr. Anderson was Vice President, Internet Operations for Q-Up Systems, Inc. Mr. Anderson holds a B.A. in Economics from Indiana University. He has also completed graduate work in Computational Economics at The University of Texas at Austin.

John E. Breeden has served as our Executive Vice President of Operations since February 2013. From November 2011 until February 2013, he served as our Senior Vice President of Implementations. Prior to joining us, Mr. Breeden was Vice President of Corporate Services for Activant Solutions Inc., a provider of business management solutions, from October 2007 until July 2011. Mr. Breeden also served as Activant Solutions' Vice President of Information Technology from June 2005 until October 2007, and its Director of Corporate Planning from October 2002 until June 2005. From January 2002 until October 2002, Mr. Breeden was an enterprise software and process optimization consultant for The North Highland Company, a consulting firm. From January 2001 until January 2002, Mr. Breeden held the position of Product Manager for Claria Corporation, an advertising software company. Mr. Breeden holds a B.B.A. in Finance from The University of Texas at Austin.

Barry G. Benton has served as our Senior Vice President, General Counsel and Secretary since October 2013 and as our General Counsel since January 2011. Prior to joining us, Mr. Benton was in private practice representing us, as well as a number of other large and small business owners and financial institutions in a variety of aspects of their operations, including debt and equity financings, commercial real estate and mergers and acquisitions from January 2009 until October 2010. From September 1995 until January 2009, Mr. Benton was a partner in private practice with various law firms, most recently with Glast, Phillips & Murray, PC from August 2003 until January 2009. Mr. Benton is a past committee member of the Commercial Financial Services Committee of the Business Section of the State Bar of Texas and prior member of the Texas Association of Bank Counsel. Mr. Benton holds a J.D. from St. Mary's University School of Law and a B.A. in Political Science from Texas Tech University.

William M. Furrer has served as our Senior Vice President of Product since December 2014. From July 2013 until December 2014, he served as our Senior Vice President of Product and Marketing and from February 2013 until July 2013 he served as our Senior Vice President of Marketing. Prior to joining us, Mr. Furrer was President of IF Marketing and Advertising, a full service interactive marketing and advertising agency specializing in brand development and integrated marketing campaigns, from July 2001 until January 2013. From September 1999 until December 2001, Mr. Furrer held a number of leadership positions with Q-Up Systems, Inc., including sales engineer, relationship management and web technologies product management. From April 2000 until December 2001, Mr. Furrer was Director of Web Technologies for S1 Corporation. Mr. Furrer holds a B.A. in English from Virginia Tech.

Sherri L. Manning has served as our Senior Vice President of People and Places since February 2015. From October 2011 to February 2015, Ms. Manning served as our VP of People & Places. Prior to joining us, Ms. Manning was a Regional Manager of Human Resources for the Central/South location of International Business Machines Corporation, a multinational technology and consulting corporation from March 2010 to September 2011. Before that, from July 2008 to January 2010, Ms.

Manning was the Senior Vice President of Human Resources and Ethics for Universal Pegasus International, a provider of professional services to the energy industry. Prior to that Ms. Manning was employed at Dell, Inc., a global computer and technology services company, or Dell, and Colgate Palmolive in a variety of Human Resource roles. Ms. Manning is a member of the Society of Human Resource Professionals and the Oklahoma and Missouri Bar Associations. Ms. Manning holds an L.L.M from Georgetown University, a J.D. from the University of Oklahoma College Of Law, studied EU Law at the University of Oxford and a holds a B.A. in Political Science from Phillips University.

Lorrie S. Schultz has served as our Senior Vice President of Marketing since September 2015. Prior to joining us, Ms. Schultz served in a number of marketing leadership roles with Dell from January 1998 to September 2015, most recently serving as Dell's Executive Director of Emerging Markets (India, Indonesia and Brazil) Consumer, Small Business and Retail Marketing. Ms. Schultz' other roles at Dell included senior marketing leadership roles with Dell's Global Large Enterprise, Consumer and Small and Medium Business and Customer Experience organizations, including the roles of Executive Director of Marketing Mergers and Acquisitions, Executive Director of Talent and Capabilities and Director of the Large Enterprise Customer Engagement Team. Prior to her time at Dell, Ms. Schultz served as a Senior Sales Account Engineer and Software Marketing Manager for Emerson Electric Co., a global technology and engineering company. Ms. Schultz holds a B.S. in Electrical Engineering from The University of Texas at Austin.

Stephen C. Soukup has served as our Senior Vice President of Sales since April 2013 and served as our Vice President of Direct Sales from October 2012 until April 2013. Prior to joining us, Mr. Soukup held a number of sales leadership positions at Intuit Inc., a provider of business and financial management solutions, including roles in direct sales, relationship management and alliances from April 2007 to October 2012. From April 2002 until April 2007, Mr. Soukup served as Senior Director of Relationship Management for S1 Corporation. From June 2000 until April 2002, Mr. Soukup was Business Development Manager for Getronics NV, a provider of branch automation systems and managed desktop and network technology services. Mr. Soukup holds an M.B.A. from Boston University and a B.S. in Finance from Boston College.

Potential Payments Upon Termination and Change in Control

Each of our named executive officers is subject to certain obligations relating to non-competition, non-solicitation, proprietary information and assignment of inventions. Pursuant to these obligations, each named executive officer has agreed (i) not to solicit our employees or customers during employment and for a period of twelve months after the termination of employment, (ii) not to compete with us or assist any other person to compete with us during employment and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of employment.

In addition, we have entered into employment agreements with each of our named executive officers. The following is a summary of the employment agreements with our named executive officers as currently in effect.

Matthew P. Flake is party to an amended and restated employment agreement with us effective February 20, 2014. This employment agreement has no specific term and constitutes at-will employment. Mr. Flake's current annual base salary is $450,000. Mr. Flake is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement also specifies his eligibility for an annual incentive bonus, which is currently targeted at $400,000 for fiscal 2016. Payment of any bonus to Mr. Flake is subject to approval by our board of directors.

Pursuant to this agreement, in the event that we terminate Mr. Flake's employment for any reason, other than for "cause" (as such term is defined below), we will be obligated to pay him in equal installments over a twelve-month period (i) 100% of his then-current annual base salary and (ii) his then-current annual cash incentive bonus at target for twelve months. Mr. Flake's employment agreement also provides that in the event he voluntarily terminates his employment with us for "good reason" (as such term is defined below), or Mr. Flake is terminated without "cause", in either case within twelve months following a change in control, or if an acquiring company does not assume or substitute for any options held by him, he will be entitled to acceleration of the vesting of all unvested equity awards held by him. Mr. Flake's agreement requires him to provide us with 30 days prior notice of any alleged event of good reason and give us 30 days to cure any such event. The payment of these severance amounts is contingent on Mr. Flake (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information.

Jennifer N. Harris is party to an employment agreement with us effective February 20, 2014. This employment agreement has no specific term and constitutes at-will employment. Ms. Harris' current annual base salary is $315,000. Ms. Harris is also eligible to receive benefits that are substantially similar to those of our other employees. Her employment agreement also specifies her eligibility for an annual incentive bonus, which is currently targeted at $190,000 for fiscal 2016. Payment of any bonus to Ms. Harris is subject to approval by our board of directors.

Pursuant to this agreement, in the event that we terminate Ms. Harris' employment for any reason, other than for "cause" (as such term is defined below), we will be obligated to pay her 100% of her then-current annual base salary in equal installments over a twelve-month period. The payment of this severance amount is contingent on Ms. Harris (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information.

John E. Breeden is party to an employment agreement with us effective February 20, 2014. This employment agreement has no specific term and constitutes at-will employment. Mr. Breeden's current annual base salary is $278,000. Mr. Breeden is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement also specifies his eligibility for an annual incentive bonus, which is currently targeted at $153,500 for fiscal 2016. Payment of any bonus to Mr. Breeden is subject to approval by our board of directors.

Pursuant to this agreement, in the event that we terminate Mr. Breeden's employment for any reason, other than for "cause" (as such term is defined below), we will be obligated to pay him 50% of his then-current annual base salary in equal installments over a six-month period. The payment of this severance amount is contingent on Mr. Breeden (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information.

"Cause" is defined in these employment agreements as a named executive officer's: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct, (ii) material breach of the employment agreement or of his/her non-competition, non-solicitation, confidentiality and intellectual property assignment obligations to us, (iii) conviction or entry of a plea of nolo contendere for fraud, misappropriation, or embezzlement or any felony or crime of moral turpitude, (iv) willful neglect of duties, (v) unsatisfactory performance as determined, with respect to Mr. Flake, by the board of directors, or, with respect to Ms. Harris and Mr. Breeden, by our chief executive officer, (vi) failure to perform essential functions due to mental or physical disability or (vii) death.

"Good reason" is defined in Mr. Flake's employment agreement as: (i) a material reduction in his title or position or an assignment to him of operational authority or duties which are materially inconsistent with the usual and customary operational authority and duties of a person in his position in similarly situated companies, (ii) a material reduction in base compensation or (iii) required relocation to any place outside of a 50-mile radius of our current headquarters.

In addition, each of the named executive officers' equity award agreements provide for potential benefits due upon a termination of employment upon a change in control as described below under "—Change in Control Acceleration."

Change in Control Acceleration

Under our 2007 Stock Plan, or the 2007 Plan, and our 2014 Equity Incentive Plan, or the 2014 Plan, the stock option agreements and restricted stock unit agreements applicable to the named executive officers provide that if the officer, within twelve months of a change of control, (i) is terminated without cause or (ii) resigns for good reason, or if the acquiring company does not assume or substitute for any options or restricted stock units held by such executive officer, then all of the unvested stock options and restricted stock units shall become immediately vested and exercisable in full. "Good reason" has the same definition in these stock option agreements and restricted stock unit agreements as in Mr. Flake's employment agreement described above.

"Cause" is defined in the stock option agreements and restricted stock units agreements as a grantee's: (i) theft, dishonesty, or falsification of our documents or records, (ii) improper use or disclosure of our confidential or proprietary information, (iii) any action which has a material detrimental effect on our reputation or business, (iv) the failure or inability to perform any reasonable assigned duties after written notice from us of, and a reasonable opportunity to cure, such failure or inability, (v) any material breach of any employment agreement with us, which breach is not cured pursuant to the terms of such agreement or (vi) the conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the participant's ability to perform his or her duties with us.

401(k)

We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to reduce their current compensation by up to the statutory limit, $17,500 in 2013 and 2014 and $18,000 in 2015, and have us contribute the amount of this reduction to our 401(k) plan. We intend for our 401(k) plan to qualify under Section 401 of the Code so that contributions by employees or by us to our 401(k) plan and income earned on plan contributions are not taxable to employees until withdrawn from our 401(k) plan. We do not match employee contributions under our 401(k) plan.

We may in the future choose to make matching contributions or additional contributions to our 401(k) plan in amounts determined annually.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during fiscal 2015.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during fiscal 2015.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding outstanding equity awards held by our named executive officers at December 31, 2015.

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable(1)		Number of Securities Underlying Unexercised Options Unexercisable(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have not Vested(1)		Market Value of Shares of Units of Stock That Have Not Vested
Matthew P. Flake	85,165	(2)	—		$0.29	3/6/2018
	2,181	(2)	—		$0.29	3/6/2018
	1,084	(3)	—		$0.84	5/5/2020
	200,000	(4)	—		$3.10	12/7/2021
	—		750,000	(5)	$8.35	1/24/2021
	—		112,000	(6)	$20.19	2/20/2022
							47,000	(7)	$1,239,390
Jennifer N. Harris	28,118	(8)	23,438	(8)	$7.48	5/8/2020
	82,372	(9)	110,188	(9)	$8.35	1/24/2021
	—		54,000	(6)	$20.19	2/20/2022
							23,000	(7)	$606,510
John E. Breeden	1,667	(10)	—		$3.10	12/7/2021
	10,149	(11)	13,750	(11)	$6.57	11/7/2019
	—		150,000	(5)	$8.35	1/24/2021
	—		34,000	(6)	$20.19	2/20/2022
							14,000	(7)	$369,180

(1)	Shares of common stock.

(2)	This option grant was fully vested as of March 1, 2010 and is fully exercisable.

(3)	This option grant was fully vested as of March 1, 2014 and is fully exercisable.

(4)	This option grant was fully vested as of December 7, 2015 and is fully exercisable.

(5)	This option grant vested as to 1/4 of the total option grant on January 24, 2016, and thereafter as to 1/32 of the total option grant monthly.

(6)	This option grant vested as to 1/4 of the total option grant on February 20, 2016, and thereafter as to 1/48 of the total option grant monthly.

(7)	These RSUs were granted on February 20, 2015 and vest in four equal annual installments on each anniversary of the grant date.

(8)	This option grant vested as to 1/4 of the total option grant on March 18, 2014, and thereafter as to 1/48 of the total option grant monthly.

(9)	This option grant vested as to 1/4 of the total option grant on January 24, 2015, and thereafter as to 1/48 of the total option grant monthly.

(10)	This option grant was fully vested as of November 14, 2015 and is fully exercisable.

(11)	This option grant vested as to 1/4 of the total option grant on November 7, 2013, and thereafter as to 1/48 of the total option grant monthly.

Compensation of Directors

On February 19, 2014 we adopted a director compensation policy, as amended on March 5, 2014 and again on March 12, 2015. Pursuant to the terms of the policy, each non-executive officer director receives an annual cash fee of $30,000, and (i) for the 2015 annual meeting, an annual equity award of $125,000 in stock options, and (ii) for annual meetings thereafter, an annual equity award of $62,500 in stock options and an annual equity award of $62,500 in restricted stock units, or RSUs. The number of options shares is determined by dividing the applicable stated dollar amount above by the fair market value of our common stock on the date of grant. These options will vest monthly over three years, provided that the director continues to serve as a director through such vesting dates. The number of RSU shares is determined by converting the number of shares underlying the annual stock option grant into an equivalent number of RSU shares using our then-applicable ratio of RSUs to options, which ratio shall not exceed one-for-one. In the event that the RSU-to-option ratio would exceed 1 RSU:1 option upon the issuance of RSUs, then the number of RSUs to be issued would be reduced so as to maintain a ratio of 1 RSU: 1 option, and options would be granted in place of any such reduced RSUs. These RSU will vest quarterly over three years, provided that the director continues to serve as a director through such vesting dates. Directors receive an additional $5,000 annually for serving on our financial audit committee, an additional $4,000 annually for serving on our compensation committee, an additional $2,500 annually for serving on our nominating and corporate governance committee and an additional $4,000 annually for serving on the IS audit committee. The chairman of our board of directors receives an additional $60,000 annually, the chairman of our financial audit committee receives an additional $15,000 annually, the chairman of our compensation committee receives an additional $10,000 annually, the chairman of our nominating and corporate governance committee receives an additional $5,000 annually, the chairman of our IS audit committee receives an additional $10,000 annually and our lead independent director receives an additional $100,000 annually. The chairman of our board of directors and our lead independent director can elect to receive their annual fees as chairman or lead independent director, as applicable, in stock options and RSUs, in lieu of cash. If they elect to receive stock options and RSUs in lieu of cash, the number of stock options they would be entitled to receive would equal half of their annual fee divided by the fair market value of our common stock on the date of grant. The number of RSUs they would be entitled to receive would be determined by converting the number of shares underlying their respective chairman and lead independent director stock option grants into an equivalent number of RSU shares using our then-applicable ratio of RSUs to options, which ratio shall not exceed one-for-one. In the event that the RSU-to-option ratio would exceed 1 RSU:1 option upon the issuance of RSUs, then the number of RSUs to be issued would be reduced so as to maintain a ratio of 1 RSU: 1 option, and options would be granted in place of any such reduced RSUs. Such stock options would vest monthly over 12 months and such RSUs would vest quarterly over 12 months, in each case provided that the director continues to serve as a director through such vesting dates. Members of our board of directors are reimbursed for travel and other out-of-pocket expenses in connection with attending meetings.

The following table sets forth information concerning the compensation earned during the last fiscal year by each director who received such compensation.  Our Chief Executive Officer did not receive additional compensation for his service as a director and, consequently, is not included in the table.  The compensation received by our Chief Executive Officer as an employee is presented in the Summary Compensation Table:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(8)	Total ($)
R. H. "Hank" Seale, III(1)	$94,000	$—	$94,000
Michael M. Brown(2)	45,500	48,327	93,827
Jeffrey T. Diehl(3)	41,500	48,327	89,827
Charles T. Doyle(4)	51,500	48,327	99,827
Michael J. Maples, Sr.(5)	38,000	48,327	86,327
James R. Offerdahl(6)	50,000	48,327	98,327
Carl James Schaper(7)	151,500	48,327	199,827

(1)     As of December 31, 2015, Mr. Seale had 19,252 shares underlying option awards outstanding.

(2)	As of December 31, 2015, Mr. Brown had 14,637 shares underlying option awards outstanding.

(3)	As of December 31, 2015, Mr. Diehl had 14,637 shares underlying option awards outstanding.

(4)	As of December 31, 2015, Mr. Doyle had 27,137 shares underlying option awards outstanding.

(5)	As of December 31, 2015, Mr. Maples had 82,637 shares underlying option awards outstanding.

(6)	As of December 31, 2015, Mr. Offerdahl had 49,502 shares underlying option awards outstanding.

(7)	As of December 31, 2015, Mr. Schaper had 210,407 shares underlying option awards outstanding.

(8)
Amounts represent the aggregate grant date fair value of stock options granted during the year computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants.  These consist of the 2007 Plan, the 2014 Plan, and the 2014 Employee Stock Purchase Plan (the "2014 Purchase Plan"), each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2015:

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights(a)		Weighted-average exercise price of outstanding options and rights(b)		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column(a))(c)
Equity compensation plans approved by stockholders	5,043,810	(1)	$8.84	(2)	2,563,501	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	5,043,810				2,563,501

(1)	Excludes purchase rights accruing under our 2014 Purchase Plan.

(2)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying RSUs, which have no exercise price.

(3)
Includes 1,763,501 shares of common stock available for issuance in connection with future awards under our 2014 Plan and 800,000 shares of common stock available for future issuance under the 2014 Purchase Plan.  The 2014 Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2017 and each subsequent anniversary through 2024, by an amount equal to the smaller of (i) 4.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by the board of directors. The 2014 Purchase Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2017 and each subsequent anniversary through 2024 equal to the smallest of (i) 500,000 shares, (ii) 1% of the issued and outstanding shares of our common stock on the immediately preceding December 31 or (iii) such other amount as may be determined by the board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have a written policy on authorizations, the Related Party Transactions Policy, which includes specific provisions for related party transactions. Pursuant to the Related Party Transactions Policy, related party transactions include any transaction, arrangement or relationship, or series of such transactions, including any indebtedness or guarantees, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In the event that a related party transaction is identified, such transaction must be reported to our Corporate Secretary and subsequently must be reviewed and approved or ratified by the chairman of our financial audit committee or our full financial audit committee, depending on the amount of the transaction. Any member of the financial audit committee who is one of the parties in the related party transaction and who has a direct material interest in the transaction may not participate in the approval of the transaction. The financial audit committee has pre-approved certain potential related party transactions in advance including employment of executive officers and director compensation.

Related Party Transactions

Since the beginning of fiscal 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, except for the compensation and other arrangements described in "Compensation of Named Executive Officers and Directors" elsewhere in this proxy statement and the transactions described below.

Stock Options Granted to Executive Officers and Directors

We have granted stock options and RSUs to our executive officers. We have also granted stock options to certain members of our board of directors. For more information regarding certain of these equity awards, see "Compensation of Named Executive Officers and Directors—Summary Compensation Table" and "Compensation of Named Executive Officers and Directors—Compensation of Directors" elsewhere in this Proxy Statement.

Investors' Rights Agreement

We are party to an amended and restated investors' rights agreement with certain of our stockholders. The amended and restated investors' rights agreement grants such stockholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to shares of our common stock.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. These employment agreements provide for severance payments upon termination of the executive in certain circumstances and acceleration of vesting of stock options and restricted stock units upon the occurrence of a change in control. Please see "Compensation of Named Executive Officers and Directors—Potential Payments upon Change in Control" elsewhere in this Proxy Statement for a summary of the potential payments to our named executive officers upon the occurrence of a change in control.

Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•
for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors' and officers' liability insurance.

Other Related Party Transactions

Charles T. Doyle, a member of our board of directors, is the chairman emeritus of the board of directors and a shareholder of Texas First Bank, a current customer of the Company. Our revenues from Texas First Bank were approximately $332,000, $368,935 and $409,410 in 2013, 2014 and 2015, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of March 31, 2016 by:

•	each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our current directors and current executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.

Applicable percentage ownership in the following table is based on 39,194,787 shares of common stock outstanding as of March 31, 2016. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2016 or subject to RSUs which will vest within 60 days of March 31, 2016 are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options, but are not deemed to be outstanding for calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).

Shares shown in the table below include shares held in the beneficial owner's name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner's account. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person's spouse.

Unless otherwise noted below, the address of each person listed on the table is c/o Q2 Holdings, Inc., 13785 Research Blvd., Suite 150, Austin, Texas 78750.

Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock Owned
5% Stockholders:
Entities affiliated with Adams Street Partners(1)	6,557,963	16.7%
R. H. "Hank" Seale, III and affiliated entities(2)	4,405,933	11.2%
Entities affiliated with Battery Ventures(3)	2,712,769	6.9%
Times Square Capital Management, LLC(4)	2,187,600	5.6%
Named Executive Officers and Directors:
Matthew P. Flake(5)	610,830	1.5%
Jennifer N. Harris(6)	151,216	*
John E. Breeden(7)	80,501	*
R. H. "Hank" Seale, III(2)	4,405,933	11.2%
Michael M. Brown(8)	2,726,632	7.0%
Jeffrey T. Diehl(1)	6,557,963	16.7%
Charles T. Doyle(9)	264,036	*
Michael J. Maples(10)	83,353	*
James R. Offerdahl(11)	58,487	*
Carl James Schaper(12)	126,123	*
All executive officers and directors as a group (16 persons)(13)	15,501,795	38.1%

(1)                          Represents 8,478 shares issuable to Jeffrey T. Diehl upon the exercise of options exercisable within 60 days of March 31, 2016, 2,060,469 shares held by Adams Street 2006 Direct Fund, L.P., or AS 2006, 2,326,838 shares held by Adams Street 2007 Direct Fund, L.P., or AS 2007, 779,557 shares held by Adams Street 2008 Direct

Fund, L.P., or AS 2008, 674,262 shares held by Adams Street 2009 Direct Fund, L.P., or AS 2009, 383,018 shares held by Adams Street 2010 Direct Fund, L.P., or AS 2010, 307,717 shares held by Adams Street 2011 Direct Fund LP, or AS 2011, 4,006 shares held by Adams Street Partnership Fund - 2007 U.S. Fund, L.P. , or AS 2007 US, 5,138 shares held by Adams Street Partnership Fund - 2008 U.S. Fund, L.P., or AS 2008 US, 4,559 shares held by Adams Street Partnership Fund - 2009 U.S. Fund, L.P., or AS 2009 US, 3,207 shares held by Adams Street Partnership Fund - 2010 U.S. Fund, L.P., or AS 2010 US, and 714 shares held by Adams Street Partnership Fund - 2010 U.S. Fund - Series B, L.P., or AS 2010 US Series B. The shares owned by each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2007 US, AS 2008 US, AS 2009 US, AS 2010 US, and AS 2010 US Series B may be deemed to be beneficially owned by Adams Street Partners, LLC, the managing member of the general partner of each of AS 2006, AS 2007, AS 2008, AS 2009 and AS 2010, the managing member of the general partner of the general partner of AS 2011, and the general partner of AS 2007 US, AS 2008 US, AS 2009 US, AS 2010 US, and AS 2010 US Series B. Jeffrey T. Diehl is a partner of Adams Street Partners, LLC (or a subsidiary thereof), and may be deemed to share voting and dispositive power over the shares held by AS 2006, AS 2007, AS 2008, AS 2009, AS 2010, AS 2011, AS 2007 US, AS 2008 US, AS 2009 US, AS 2010 US, and AS 2010 US Series B. Mr. Diehl is a member of our board of directors. The address of each of AS 2006, AS 2007, AS 2008, AS 2009, AS 2010 and AS 2011 is One North Wacker Drive, Suite 2200, Chicago, Illinois 60606.

(2)                          Represents 3,992,453 shares held by RHS Investments-I, L.P., 378,650 shares held by Mr. Seale, 21,737 shares held by Mrs. Seale and 13,093 shares issuable to Mr. Seale upon the exercise of options exercisable within 60 days of March 31, 2016. Seale, Inc. is the general partner of RHS Investments-I, L.P. R.H. "Hank" Seale, III is the president of Seale, Inc. and has voting and dispositive power over the shares held by RHS Investments-I, L.P. Mr. Seale is Executive Chairman of our board of directors and served as our President and Chief Executive Officer until October 2013.

(3)                          Represents 2,685,913 shares held by Battery Ventures IX, L.P., or Battery Ventures IX, and 26,856 shares held by Battery Investment Partners IX, LLC, or BIP IX. Battery Partners IX, LLC, or BPIX, is the sole general partner of Battery Ventures IX and the sole managing member of BIP IX. BPIX's investment adviser is Battery Management Corp. (together with BPIX, the Battery Companies). Neeraj Agrawal, Michael M. Brown, Thomas J. Crotty, Jesse Feldman, Richard D. Frisbie, Kenneth P. Lawler, R. David Tabors, Scott R. Tobin and Roger H. Lee are the managing members and officers of the Battery Companies and may be deemed to share voting and dispositive power over the shares held by the Battery Ventures IX and BIP IX. The address for each of these entities is c/o Battery Ventures, One Marina Park Drive, Suite 1100, Boston, Massachusetts 02210.

(4)
Based on a Schedule 13G filed on February 10, 2016. TimesSquare Capital Management, LLC has sole voting power with respect to 2,141,500 shares and sole dispositive power with respect to 2,187,600 shares. Such shares are held by TimesSquare Capital Management, LLC and its wholly owned subsidiaries in a fiduciary capacity. The address of TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, New York 10036.

(5)                         Includes 604,680 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016. Mr. Flake is our current President and Chief Executive Officer and a member of our board of directors.

(6)	Includes 147,216 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016. Ms. Harris is our Chief Financial Officer.

(7)	Includes 69,941 shares issuable upon exercise of options exercisable within 60 days of March 31, 2016. Mr Breeden is our Executive Vice President of Operations.

(8)
Includes 8,478 shares issuable to Michael M. Brown upon the exercise of options exercisable within 60 days of March 31, 2016 and the shares held by Battery Ventures IX and BIP IX described in footnote (3) above. Mr. Brown is a member of our board of directors.

(9)
Represents 243,058 shares held by Texas Independent Bancshares, Inc. and 20,978 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016. Mr. Doyle is the Chairman of the Board of Texas Independent Bancshares, Inc. and as such may be deemed to share voting and dispositive power over the shares held by Texas Independent Bancshares, Inc. Mr. Doyle disclaims beneficial ownership of the shares held by Texas Independent Bancshares, Inc., except to the extent of any pecuniary interest therein. Mr. Doyle is a member of our board of directors.

(10)	Includes 76,478 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016. Mr. Maples is a member of our board of directors.

(11)	Includes 43,343 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016. Mr. Offerdahl is a member of our board of directors.

(12)	Represents 126,123 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016. Mr. Schaper is a member of our board of directors.

(13)	Includes 1,539,684 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2015 were satisfied.

STOCKHOLDER PROPOSALS OR NOMINATIONS
TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2017 annual meeting.  These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Corporate Secretary at our principal executive offices no later than the close of business on December 30, 2016 (120 days prior to the anniversary of this year’s mailing date).  Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.  Our nominating and corporate governance committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals.  For information on qualifications of director nominees considered by our nominating and corporate governance committee, see the “Corporate Governance—Director Nominations” section of this Proxy Statement.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2017 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day (February 9, 2017) nor later than the close of business on the 90th (March 11, 2017) day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given).  The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock.  If the 2017 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2016 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2017 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.  We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws.  If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination.  To make a submission or request a copy of our Bylaws, stockholders should contact our Corporate Secretary.  We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the 2016 annual meeting other than as described in this proxy statement.  If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Q2 stock but sharing the same address, we have adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Corporate Secretary, Q2 Holdings, Inc., 13785 Research Boulevard, Suite 150, Austin, Texas 78750, or call our Investor Relations department at 512-439-3447, and we will promptly send you what you have requested. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the board of directors

Barry G. Benton
Senior Vice President, General Counsel and Secretary

April 28, 2016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following Class II directors:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Michael J. Maples, Sr. 02 James R. Offerdahl 03 R. H. "Hank" Seale, III

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2 To ratify the appointment of Ernst & Young, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016;	☐	☐	☐

NOTE: If any other business properly comes before the meeting or any adjournment thereof, the persons named as proxies will vote in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000290114_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

Q2 HOLDINGS INC
Annual Meeting of Stockholders
June 9, 2016 11:00 a.m. Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Matthew P. Flake, Jennifer N. Harris and Barry G. Benton or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Q2 HOLDINGS, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. (central time) on June 9, 2016, at 13785 Research Boulevard, Suite 150, Austin, Texas 78750, and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000290114_2 R1.0.1.25

Continued and to be signed on reverse side